Attachments to Form N-SAR for HLS Funds

Sub-Item 77M: Mergers

On April 30, 2002 the following reorganizations took place:

Fund Reorganized (Target Fund):
	Surviving Fund:

Fortis Assets Allocation Series*
	Hartford Advisors HLS Fund, Inc.
Fortis Diversified Income Series*
	Hartford Bond HLS Fund, Inc.
Fortis Global Growth Series*
	Hartford Global Leaders HLS Fund**
Fortis Growth & Income Series*
	Hartford Growth and Income HLS Fund**
Fortis High Yield Series*
	Hartford High Yield HLS Fund**
Fortis Money Market Series*
	Hartford Money Market HLS Fund, Inc.
Fortis S&P 500 Index Series*
	Hartford Index HLS Fund, Inc.

* a series of Fortis Series Fund, Inc.
** a series of Hartford Series Fund, Inc.

	Under the terms of the plans of
reorganization, and pursuant to the approval by shareholders of each Target Fund and the Boards of Directors of each Target Fund and each Surviving Fund, the assets of each Target
Fund were acquired by the corresponding
Surviving Fund. The Surviving Fund acquired the Target Fund's assets in exchange for the Surviving Fund's shares, which were distributed pro rata by each Target Fund to the holders of its shares in complete liquidation of the Target Fund. The final shareholder voting results were as follows:

Fund
	For		Against	Abstain

Fortis Assets Allocation Series
	29,911,833	934,843	2,804,560
Fortis Diversified Income Series
	7,617,251	214,924	605,663
Fortis Global Growth Series
	13,219,643	552,599	949,920
Fortis Growth & Income Series
	12,408,820	261,217	980,760
Fortis High Yield Series
	6,752,338	153,478	390,846
Fortis Money Market Series
	10,149,431	304,336	1,114,084
Fortis S&P 500 Index Series
	16,736,090	570,956	1,176,692